  Exhibit 99.1

GEX Management Executes Additional Acquisition of Key California Business

DALLAS, August 6, 2018 (PR Newswire) — GEX Management, Inc. (OTCQB: GXXM), a visionary management and professional services company, announced today that following its initial purchase of Membership Interest in California-based Payroll Express, it has purchased an additional 26% of the company resulting in 51% ownership. The purchase price for this transaction consisted of $250,000 in cash in addition to warrants.

Payroll Express is a Santa Clara, CA based professional services firm that provides a wide array of back office and managed services related to medical staffing needs for its healthcare clients that includes clinical practices and Ambulatory Surgery Centers (ASCs). The firm reported approximately $22 million in gross billing in 2017 and is is projecting significant growth in 2018 fueled by a robust contract pipeline, aggressive marketing, and positive global economic conditions.

Chief Financial Officer Dario Saintus stated, “This acquisition is purposeful and well-timed in the context of our fiscal growth. The transaction is a substantive aspect of our larger and long-term plan.”

President Chelsea Christopherson stated, “Our initial 25% purchase Payroll Express represented a meaningful milestone for GEX Management. This subsequent purchase continues our momentum. Payroll Express will flourish within our distinct business ecosystem.”

About GEX Management

GEX Management, Inc. Is a licensed Professional Employer Organization (PEO) and a Professional Services Company providing comprehensive back office services to clients in a variety of industries. GEX Management services include HR, Payroll, Risk & Compliance, and Executive Consulting, and provides progressive and complete solutions for employee management and operational needs. http:www.gexmanagement.com

Information on Forward Looking Statements

The statements contained herein that are not historical facts are forward-looking statements within the meaning of the federal securities laws (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). You can identify such forward-looking statements by the words “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “likely,” “possibly,” “probably,” “goal,” “opportunity,” “objective,” “target,” “assume,” “outlook,” “guidance,” “predicts,” “appears,” “indicator” and similar expressions. Forward-looking statements involve a number of risks and uncertainties. In the normal course of business, GEX Management, Inc., in an effort to help keep our stockholders and the public informed about our operations, may from time to time issue such forward-looking statements, either orally or in writing. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, or projections involving anticipated revenues, earnings, profits, pricing, operating expenses or other aspects of operating results. We base the forward-looking statements on our expectations, estimates, and projections at the time such statements are made. These statements are not guarantees of future performance and involve risks and uncertainties that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.

Source: GEX Management, Inc.

Investor Relations and Marketing Contact: Joshua Rebecca, Investor Relations, 877-210-4396 info@gexmanagement.com